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                                                                   EXHIBIT 12.3

                           PIEDMONT LABORATORIES, INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

                                                                YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                            1997           1998            1999
                                                          --------       --------        --------
                                                                  (DOLLARS IN THOUSANDS)
Income (loss) before taxes ........................       $   (210)       $ (1,881)       $ (2,252)
   Fixed charges reflected in income (loss) before
      taxes
   Interest expense ...............................          1,275           2,215           2,212
   One third of rental expenses ...................            125             247             172
                                                          --------        --------        --------
Total fixed charges ...............................       $  1,400        $  2,462        $  2,384
                                                          ========        ========        ========

Income (loss) before taxes plus fixed charges above       $  1,190        $    581        $    132
                                                          ========        ========        ========
Fixed charge ratio ................................          0.85x            .24x            .06x
   Fixed charge deficiency ........................       $    210        $  1,881        $  2,252
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